Exhibit 10.1
FORM OF
TAX MATTERS AGREEMENT
by and among
TEMPLE-INLAND INC.,
FORESTAR REAL ESTATE GROUP INC. ,
and
GUARANTY FINANCIAL GROUP INC.
Dated as of
[Date]

TAX MATTERS AGREEMENT
     THIS TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [    ], 2007 by and among Temple-Inland Inc., a Delaware corporation (“Temple-Inland”), Forestar Real Estate Group Inc., a Delaware corporation (“Forestar”), and Guaranty Financial Group Inc., a Delaware Corporation (“Guaranty”); each a “Party” and collectively, the “Parties.”
R E C I T A L S:
     WHEREAS, Temple-Inland, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including (i) the Retained Business, (ii) the Real Estate Business, and (iii) the Financial Services Business;
     WHEREAS, as of the date hereof, Temple-Inland and its direct and indirect domestic subsidiaries are members of an Affiliated Group, of which Temple-Inland is the common parent;
     WHEREAS, the Board of Directors of Temple-Inland has determined that it is appropriate, desirable and in the best interests of Temple-Inland and its stockholders to separate Temple-Inland (the “Separation”) into three separate, independent and publicly traded companies: (i) one comprising the Real Estate Business, which shall be owned and conducted, directly or indirectly, by Forestar, (ii) one comprising the Financial Services Business, which shall be owned and conducted, directly or indirectly, by Guaranty, and (iii) one comprising the Retained Business, which shall continue to be owned and conducted, directly or indirectly, by Temple-Inland;
     WHEREAS, in order to effect the Separation, the Board of Directors of Temple-Inland has determined that it is appropriate, desirable and in the best interests of Temple-Inland and its stockholders for Temple-Inland and certain of its subsidiaries to enter into a series of transactions whereby, among other things, (i) Forestar Real Estate Group LLC will convert to a corporation under state law and TIN Inc. will contribute certain assets relating to the Real Estate Business to Forestar (“Internal Contribution 1”) and distribute the stock of Forestar to Temple-Inland (“Internal Distribution 1”); (ii) Temple-Inland will distribute all of the issued and outstanding shares of common stock of Forestar, on a pro rata basis to the holders of the outstanding common stock of Temple-Inland (“External Distribution 1”); (iii) TIN Inc. will contribute certain assets relating to the Financial Services Business to Guaranty (“Internal Contribution 2”) and distribute the stock of Guaranty to Temple-Inland (“Internal Distribution 2”); and (iv) Temple-Inland will contribute certain assets relating to the Financial Services Business to Guaranty (“Internal Contribution 3”) and distribute all of the issued and outstanding shares of common stock of Guaranty, on a pro rata basis to the holders of the outstanding common stock of Temple-Inland (“External Distribution 2”) (such transactions, the “Spin-Offs”);
     WHEREAS, Temple-Inland, Forestar and Guaranty have determined that it is necessary and desirable, as part of the Separation, to (i) allocate, transfer, retain or assign to the Forestar Group, the Real Estate Assets and Real Estate Liabilities, (ii) allocate, transfer, retain or assign to the Guaranty Group the Financial Services Assets and Financial Services Liabilities, and (iii)

allocate, transfer, retain or assign to the Temple-Inland Group, the Retained Business Assets and Retained Business Liabilities;
     WHEREAS, to effect the Separation, Temple-Inland, Forestar and Guaranty entered into that certain Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”);
     WHEREAS, it is the intention of the Parties that Internal Contribution 1 and Internal Distribution 1 together qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code;
     WHEREAS, it is the intention of the Parties that External Distribution 1 qualify as a distribution within the meaning of section 355 of the Code;
     WHEREAS, it is the intention of the Parties that Internal Contribution 2 and Internal Distribution 2 together qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code;
     WHEREAS, it is the intention of the Parties that Internal Contribution 3 and External Distribution 2 together qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code;
     WHEREAS, in connection with the Separation, Forestar (USA) Real Estate Group, Inc. shall, subject to the terms and provisions of the Separation and Distribution Agreement (as defined herein), enter into a credit facility for both revolving and term loan borrowings, all or a portion of the proceeds of which shall be used to repay intercompany debt owed to Temple-Inland;
     WHEREAS, in contemplation of the Separation, pursuant to which the Forestar Group and the Guaranty Group will cease to be members of the Affiliated Group of which Temple-Inland is the parent, if (but only if) External Distribution 1 and External Distribution 2 occur, the Parties have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters; and
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Section 1. Definitions.
     Capitalized terms used in this Agreement and not otherwise defined in this Section 1 shall have the meanings set forth in the Separation Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:

     “Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a consolidated return for United States federal Income Tax purposes.
     “After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).
     “Agreement” shall have the meaning set forth in the preamble hereto.
     “Allocated Credit Carryforwards” shall have the meaning set forth in Section 4.04.
     “Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.
     “Business Day” shall have the meaning set forth in the Separation Agreement.
     “Carryback Period” shall have the meaning set forth in Section 4.02.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Forestar (or one or more Forestar Affiliates) or Guaranty (or one or more Guaranty Affiliates) join in the filing of such Tax Return (for any taxable period or portion thereof) with Temple-Inland or one or more Temple-Inland Affiliates.
     “Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Forestar (or one or more Forestar Affiliates) or Guaranty (or one or more Guaranty Affiliates) join in the filing of such Tax Return (for any taxable period or portion thereof) with Temple-Inland or one or more Temple-Inland Affiliates.
     “Deferred Intercompany Item” shall mean any income, gain, deduction or loss from transactions between members of the same Affiliated Group that is deferred for U.S. federal income tax purposes under the principles in Treasury Regulations section 1.1502-13, or any similar provision under state, local or foreign law.
     “Distribution Date” shall mean the Forestar Distribution Date or the Guaranty Distribution Date, as applicable.

     “Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Temple-Inland or any Temple-Inland Affiliate, and any Taxes of a Temple-Inland shareholder (or former Temple-Inland shareholder) that are required to be paid or reimbursed by Temple-Inland or any Temple-Inland Affiliate pursuant to a Final Determination, provided that Temple-Inland shall have vigorously defended itself in any legal proceeding involving Taxes of a Temple-Inland shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of Internal Contribution 1, Internal Distribution 1, Internal Contribution 2, Internal Distribution 2, Internal Contribution 3, External Distribution 1 or External Distribution 2 to qualify as a transaction in which no income, gain or loss is recognized pursuant to sections 355 and 368(a)(1)(D) of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to Internal Distribution 1, Internal Distribution 2, External Distribution 1 or External Distribution 2) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof) taking into account deductions for interest paid or accrued and other related Taxes, such as state and local Taxes.
     “Effective Time” shall have the meaning set forth in the Separation Agreement.
     “Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.
     “External Distribution 1” shall have the meaning set forth in the recitals hereto.
     “External Distribution 2” shall have the meaning set forth in the recitals hereto.
     “Filing Party” shall have the meaning set forth in Section 7.01.
     “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     “Financial Services Business” shall have the meaning set forth in the Separation Agreement.
     “Force Majeure” shall have the meaning set forth in the Separation Agreement.

     “Forestar” shall have the meaning set forth in the preamble hereto.
     “Forestar Affiliate” means any Person included in the Forestar Group.
     “Forestar Business Records” shall have the meaning set forth in Section 8.01(b).
     “Forestar Common Stock” shall have the meaning set forth in the Separation Agreement.
     “Forestar Distribution Date” shall have the meaning set forth in the Separation Agreement.
     “Forestar Group” shall have the meaning set forth in the Separation Agreement.
     “Forestar Tax Acts” shall have the meaning set forth in Section 4.01(b).
     “Guaranty” shall have the meaning set forth in the preamble hereto.
     “Guaranty Affiliate” means any Person included in the Guaranty Group.
     “Guaranty Business Records” shall have the meaning set forth in Section 8.01(b).
     “Guaranty Common Stock” shall have the meaning set forth in the Separation Agreement.
     “Guaranty Distribution Date” shall have the meaning set forth in the Separation Agreement.
     “Guaranty Group” shall have the meaning set forth in the Separation Agreement.
     “Guaranty Tax Acts” shall have the meaning set forth in Section 4.01(c).
     “Income Tax” means any federal, state, local or foreign Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax, including, without limitation, any franchise Tax.
     “Income Tax Return” means any Tax Return relating to any Income Tax.
     “Internal Contribution 1” shall have the meaning set forth in the recitals hereto.
     “Internal Contribution 2” shall have the meaning set forth in the recitals hereto.
     “Internal Contribution 3” shall have the meaning set forth in the recitals hereto.
     “Internal Distribution 1” shall have the meaning set forth in the recitals hereto.
     “Internal Distribution 2” shall have the meaning set forth in the recitals hereto.

     “IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.
     “IRS Ruling” means the private letter ruling issued by the IRS in connection with the Separation, which is a condition to the Spin-Offs under the Separation Agreement.
     “IRS Ruling Documents” means the request for the IRS Ruling filed with the IRS, together with all supplemental filings or other materials subsequently submitted on behalf of Temple-Inland, the Temple-Inland Affiliates and Temple-Inland’s shareholders to the IRS, the appendices and exhibits thereto, and the IRS Ruling itself.
     “Joint Responsibility Item” means any Tax Item, including Distribution Taxes, for which the non-Filing Party’s responsibility under this Agreement could exceed one million dollars ($1,000,000), but not a Sole Responsibility Item.
     “Officer’s Certificate” means a letter executed by an officer of Temple-Inland, Forestar or Guaranty and provided to Spin-Off Tax Counsel or Tax Counsel as a condition for the completion of the Spin-Off Tax Opinion, a Supplemental Tax Spin-Off Opinion or Supplemental Tax Opinion.
     “Owed Party” shall have the meaning set forth in Section 6.05.
     “Owing Party” shall have the meaning set forth in Section 6.05.
     “Parties” shall have the meaning set forth in the preamble hereto.
     “Payment Period” shall have the meaning set forth in Section 6.05(e).
     “Person” shall have the meaning set forth in the Separation Agreement.
     “Post-Distribution Period” means any taxable period beginning after the relevant Distribution Date.
     “Pre-Distribution Period” means any taxable period ending on or before the relevant Distribution Date.
     “Prime Rate” shall have the meaning set forth in the Separation Agreement.
     “Real Estate Assets” shall have the meaning set forth in the Separation Agreement.
     “Real Estate Business” shall have the meaning set forth in the Separation Agreement.
     “Real Estate Liabilities” shall have the meaning set forth in the Separation Agreement.
     “Retained Business Assets” shall have the meaning set forth in the Separation Agreement.

     “Retained Business” shall have the meaning set forth in the Separation Agreement.
     “Retained Business Liabilities” shall have the meaning set forth in the Separation Agreement.
     “Separation” shall have the meaning set forth in the preamble hereto.
     “Separation Agreement” shall have the meaning set forth in the recitals hereto.
     “Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.
     “Spin-Offs” shall have the meaning set forth in the recitals hereto.
     “Spin-Off Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.
     “Spin-Off Tax Opinion” means the opinion to be issued by Spin-Off Tax Counsel, as one of the conditions to completing the Spin-Offs, addressing certain United States federal Income Tax consequences of the Spin-Offs under section 355 of the Code.
     “Supplemental Ruling” means any ruling (other than the IRS Ruling) issued by any Taxing Authority in connection with the Spin-Offs.
     “Supplemental Ruling Documents” means any request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued.
     “Supplemental Spin-Off Tax Opinion” means any opinion (other than the Spin-Off Tax Opinion) issued by any tax counsel in connection with the Spin-Offs.
     “Supplemental Tax Opinion” shall have the meaning set forth in Section 4.03(c).
     “Tax Asset” means any Tax Item that has been recognized for Tax purposes, but has not been realized during the taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.
     “Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the

Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.
     “Tax Counsel” means a nationally recognized law firm mutually agreed upon by Temple-Inland and Forestar or Temple-Inland and Guaranty, as applicable, to provide a Supplemental Tax Opinion.
     “Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.
     “Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
     “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Tax Material” shall have the meaning set forth in Section 8.01(a).
     “Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.
     “Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
     “Temple-Inland” shall have the meaning set forth in the preamble hereto.
     “Temple-Inland Affiliate” means any Person included in the Temple-Inland Group.

     “Temple-Inland Business Records” shall have the meaning set forth in Section 8.01(b).
     “Temple-Inland Group” shall have the meaning set forth in the Separation Agreement.
     “Temple-Inland Tax Acts” shall have the meaning set forth in Section 4.01(a).
     “Temple-Inland Inc. Tax Allocation Policy” means the Temple-Inland Inc. Tax Allocation Policy by and between Temple-Inland Inc. and members of the Temple-Inland Group effective January 1, 2003.
     “Unallocated Liabilities” shall have the meaning set forth in the Separation Agreement.
Section 2. Preparation and Filing of Tax Returns.
     2.01. Temple-Inland’s Responsibility. Subject to the other applicable provisions of this Agreement and consistent with past practices, Temple-Inland shall have sole and exclusive responsibility for the preparation and filing of:
          (a) all Consolidated Returns and all Combined Returns for any taxable period;
          (b) all Tax Returns (other than Consolidated Returns and Combined Returns) with respect to any Temple-Inland Affiliate for any taxable period;
          (c) all Tax Returns with respect to Forestar, any Forestar Affiliate, or the Real Estate Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the Forestar Distribution Date and which have been, under past practices, prepared and filed by Temple-Inland.
          (d) all Tax Returns with respect to Guaranty, any Guaranty Affiliate, or the Financial Services Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the Guaranty Distribution Date and which have been, under past practices, prepared and filed by Temple-Inland.
     2.02. Forestar’s Responsibility. Forestar shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Forestar and/or any Forestar Affiliate due after the Forestar Distribution Date.
     2.03. Guaranty’s Responsibility. Guaranty shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Guaranty and/or any Guaranty Affiliate due after the Guaranty Distribution Date.

     2.04. Agent. Subject to the other applicable provisions of this Agreement, (i) Forestar hereby irrevocably designates, and agrees to cause each Forestar Affiliate to so designate, Temple-Inland as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Temple-Inland, acting in good faith, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 and (ii) Guaranty hereby irrevocably designates, and agrees to cause each Guaranty Affiliate to so designate, Temple-Inland as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Temple-Inland, acting in good faith, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01.
     2.05. Manner of Tax Return Preparation.
          (a) Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) the Temple-Inland Inc. Tax Allocation Policy, (3) the Spin-Off Tax Opinion, (4) any Supplemental Spin-Off Tax Opinion, (5) any Supplemental Tax Opinion, (6) the IRS Ruling Documents, and (7) any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.
          (b) With respect to any Consolidated Return or Combined Return: (1) Forestar and Guaranty shall each provide Temple-Inland with a pro forma draft of the portion of such Tax Return that reflects Forestar and/or any Forestar Affiliate, and Guaranty and/or any Guaranty Affiliate, as applicable, at least sixty (60) days prior to the due date (with applicable extensions) for the filing of such Tax Return; (2) Within twenty (20) days after receiving the pro forma draft Tax Returns, Temple-Inland shall review the drafts and provide comments and questions to Forestar and Guaranty (in writing if requested by Forestar and/or Guaranty); (3) Forestar and Guaranty shall cooperate with Temple-Inland by responding (in writing if requested) and resolving the comments and questions from Temple-Inland within ten (10) days of receiving comments and questions from Temple-Inland.
Nothing in this Section 2.05(b) shall alter the sole and exclusive responsibility for the preparation and filing of Tax Returns under Sections 2.01, 2.02 and 2.03. If Forestar or Guaranty, as applicable, has not responded to the Temple-Inland comments and questions in a timely manner pursuant to Section 2.05(b) above, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extensions) for the filing of any Tax Return, Temple-Inland shall file such Tax Return reporting all Tax Items in the manner as it deems appropriate, provided, however, that Temple-Inland agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined under Section 8.02, and any other Tax Item as agreed upon by Temple-Inland and Forestar or Temple-Inland and Guaranty.

Section 3. Liability for Taxes.
     3.01. Liability for Pre-Distribution Period Taxes. Liability for all Taxes related to Pre-Distribution Periods or portions thereof, other than Taxes described in Section 4, shall be allocated in a manner consistent with the Temple-Inland Inc. Tax Allocation Policy and past practices.
     3.02 Liability for Post-Distribution Period Taxes. With respect to Post-Distribution Periods or portions thereof, Temple-Inland and any Temple-Inland affiliate, Forestar and any Forestar affiliate, and Guaranty and any Guaranty affiliate, shall be liable for their respective Taxes.
     3.03. Joint Liability for Certain Unallocated Taxes. Any Taxes not otherwise allocated by Section 3.01, Section 3.02 or Section 4 shall be allocated in the manner consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement.
     3.04. Payment of Tax Liability. If one Party is liable or responsible for Taxes, under Sections 3.01 through 3.03, with respect to Tax Returns for which another party is responsible for preparing and/or filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) to the other Party pursuant to Section 6.05.
     3.05. Computation. Consistent with the past application of the Temple-Inland Inc. Tax Allocation Policy, Temple-Inland shall provide Forestar and Guaranty, as applicable, with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Tax liability of Forestar or Guaranty, as applicable, for which Forestar or Guaranty is liable under Section 3.01. Forestar and Guaranty, as applicable, shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 8.02; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Tax liability of Forestar or Guaranty be paid later than the date provided in Section 6.
Section 4. Distribution Taxes and Deconsolidation.
     4.01. Distribution Taxes.
          (a) Temple-Inland’s Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.05, Temple-Inland shall be liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following (collectively, “Temple-Inland Tax Acts”):
               (i) any action or omission by Temple-Inland or any Temple-Inland Affiliate, at any time, that is inconsistent with any information, covenant or representation in an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents (disclosure by Temple-Inland (or any Temple-Inland Affiliate) to Forestar (or any Forestar Affiliate) or

Guaranty (or any Guaranty Affiliate) of any action or fact that is inconsistent with any information, covenant or representation submitted to Spin-Off Tax Counsel, Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, shall not relieve Temple-Inland (or any Temple-Inland Affiliate) of liability under this Agreement);
               (ii) any action or omission by Temple-Inland or any Temple-Inland Affiliate, after the Spin-Offs (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Spin-Offs), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;
               (iii) any acquisition of any stock or assets of Temple-Inland or any Temple-Inland Affiliate, by one or more other Persons prior to or following the Spin-Offs;
               (iv) any issuance of stock by Temple-Inland or any Temple-Inland Affiliate, after the Spin-Offs, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or
               (v) any change in ownership of stock in Temple-Inland or any Temple-Inland Affiliate after the Spin-Offs.
          (b) Forestar’s Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.05, Forestar, and each Forestar Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following (collectively, “Forestar Tax Acts”):
               (i) any action or omission by Forestar or any Forestar Affiliate, at any time, that is inconsistent with any information, covenant or representation in an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, (disclosure by Forestar (or any Forestar Affiliate) to Temple-Inland (or any Temple-Inland Affiliate) of any action or fact that is inconsistent with any information, covenant or representation submitted to Spin-Off Tax Counsel, Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents, Supplemental Ruling Documents, shall not relieve Forestar (or any Forestar Affiliate) of liability under this Agreement);
               (ii) any action or omission by Forestar or any Forestar Affiliate, after the Spin-Off (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;

               (iii) any acquisition of any stock or assets of Forestar or any Forestar Affiliate, by one or more other Persons (other than Temple-Inland or any Temple-Inland Affiliate) prior to or following the Spin-Off;
               (iv) any issuance of stock by Forestar or any Forestar Affiliate, after the Spin-Off, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or
               (v) any change in ownership of stock in Forestar or any Forestar Affiliate after the Spin-Off.
          (c) Guaranty’s Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.05, Guaranty, and each Guaranty Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following (collectively, “Guaranty Tax Acts”):
               (i) any action or omission by Guaranty or any Guaranty Affiliate, at any time, that is inconsistent with any information, covenant or representation in an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, (disclosure by Guaranty (or any Guaranty Affiliate) to Temple-Inland (or any Temple-Inland Affiliate) of any action or fact that is inconsistent with any information, covenant or representation submitted to Spin-Off Tax Counsel, Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents, Supplemental Ruling Documents, shall not relieve Guaranty (or any Guaranty Affiliate) of liability under this Agreement);
               (ii) any action or omission by Guaranty or any Guaranty Affiliate, after the Spin-Off (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;
               (iii) any acquisition of any stock or assets of Guaranty or any Guaranty Affiliate, by one or more other Persons (other than Temple-Inland or any Temple-Inland Affiliate) prior to or following the Spin-Off;
               (iv) any issuance of stock by Guaranty or any Guaranty Affiliate, after the Spin-Off, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or
               (v) any change in ownership of stock in Guaranty or any Guaranty Affiliate after the Spin-Off.

          (d) Joint Liability for Remaining Distribution Taxes. In the event that Distribution Taxes are not otherwise allocated by Sections 4.01(a), (b) or (c), then the liability for such Distribution Taxes shall be allocated in the manner consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement. In the event that one or more Temple-Inland Tax Acts occur simultaneously with one or more Forestar Tax Acts or Guaranty Tax Acts and these result in Distribution Taxes, then the allocation of the liability for such Distribution Taxes shall be allocated in the manner consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement, and, Sections 4.01(a), (b) or (c) shall not control the allocation of such Distribution Taxes.
          (e) Representation. Each of Temple-Inland, Forestar and Guaranty represents that, as of the date of this Agreement, neither it nor its Affiliates know of any fact that it reasonably believes or should believe may cause Internal Contribution 1, Internal Distribution 1, External Distribution 1, Internal Contribution 2, Internal Distribution 2, Internal Contribution 3, or External Distribution 2 to fail to qualify for U.S. federal income tax purposes as transactions in which no income, gain, or loss is recognized pursuant to section 355 of the Code.
     4.02. Carrybacks.
          (a) In General. Temple-Inland agrees to pay to Forestar or Guaranty, as applicable, the Tax Benefits from the use, in accordance with applicable law, in any Pre-Distribution Period (the “Carryback Period”) of a carryback of any Tax Asset of the Forestar Group or Guaranty Group from a Post-Distribution Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Temple-Inland or any Temple-Inland Affiliate). In the absence of controlling legal authority, if the Temple-Inland Group and either the Forestar Group or Guaranty Group or both, as applicable, can carryback Tax Assets from the same Post-Distribution Period to a Carryback Period, the Tax Assets of the Temple-Inland Group shall be carried back and absorbed by the Temple-Inland Group first. If subsequent to the payment by Temple-Inland to Forestar or Guaranty of the Tax Benefit of a carryback of a Tax Asset of the Forestar Group or the Guaranty Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such Tax Benefit, Forestar or Guaranty, as applicable, shall repay to Temple-Inland, or Temple-Inland shall repay to Forestar or Guaranty, as the case may be, any amount which would not have been payable to such other Party pursuant to this Section 4.02(a) had the amount of the Tax Benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Temple-Inland to file an amended Tax Return or claim for refund of United States federal Income Taxes; provided, however, that Temple-Inland shall use its reasonable efforts to carryback a Tax Asset of the Forestar Group or the Guaranty Group.
          (b) Net Operating Losses. Notwithstanding any other provision of this Agreement, Forestar and Guaranty each hereby expressly agree to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses to any Pre-Distribution Periods of Temple-Inland (in which event no payment shall be due from Temple-Inland to Forestar in respect of such net operating losses).

          (c) Computation. Consistent with the past application of the Temple-Inland Inc. Tax Allocation Policy, Temple-Inland shall provide Forestar and Guaranty, as applicable, with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Tax Benefit relating to such carryback of any Tax Asset of the Forestar Group or Guaranty Group from a Post-Distribution Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Temple-Inland or any Temple-Inland Affiliate). Forestar and Guaranty, as applicable, shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 8.02.
     4.03. Continuing Covenants.
          (a) In General. Each of Temple-Inland, Forestar and Guaranty agrees (1) not to take any action (or cause its Affiliates to take any action) reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action (and cause its Affiliates to take any action) reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.
          (b) Restrictions. Temple-Inland, Forestar, and Guaranty, respectively, agree that they will not knowingly take or fail to take, or permit any Temple-Inland Affiliate, any Forestar Affiliate, or any Guaranty Affiliate, as applicable, to knowingly take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant or representation that relates to facts or matters related to Temple-Inland (or any Temple-Inland Affiliate), Forestar (or any Forestar Affiliate), or Guaranty (or any Guaranty Affiliate), or within the control of Temple-Inland, Forestar, or Guaranty and is contained in an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Tax Opinion, Supplemental Spin-Off Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, (except where such information, covenant or representation was not previously disclosed to Temple-Inland, Forestar, or Guaranty) other than as permitted by this Section 4.03. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Temple-Inland, Forestar, and Guaranty, respectively, agree that they will not take (and it will cause the Temple-Inland Affiliates, Forestar Affiliates, and Guaranty Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of Internal Contribution 1, Internal Distribution 1, External Distribution 1, Internal Contribution 2, Internal Distribution 2, Internal Contribution 3, and External Distribution 2 as transactions in which no income, gain, or loss is recognized pursuant to section 355 of the Code.
          (c) Certain Forestar Actions Following the Spin-Off. Forestar agrees that, during the two (2) year period following the Spin-Off, Forestar shall not (i) sell or otherwise transfer in a single transaction or series of transactions 50% or more of the gross or net assets of the active trade or business (for purposes of section 355(b) of the Code) or 50% or more of its consolidated gross or net assets (such percentages to be measured based on fair market values as of the date of the applicable Spin-Off); (ii) merge or consolidate Forestar or any Forestar Affiliate with any other entity, without regard to which party is the surviving entity except for intragroup mergers involving Forestar affiliates that are wholly-owned within the group; (iii) transfer any assets in a transaction described in section 351 (other than a transfer to a corporation which files a United States federal consolidated Income Tax Return with Forestar and which is wholly-owned, directly or indirectly, by Forestar), section 721 (other than transfers in the ordinary course of business) or subparagraph (C) or (D) of section 368(a)(1) of the Code (other than a 368(a)(1)(C) or (D) reorganization between Forestar affiliates that are wholly-owned within the group); (iv) issue stock of Forestar or any Forestar Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of Treasury Regulations section 1.355-7(d)(8), or any successor provision thereto), or (v) facilitate or otherwise participate in any acquisition (whether solicited or unsolicited) of stock in Forestar that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Forestar; provided however, Forestar shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (v) if, prior to taking such action, Forestar obtains, at its own expense, (A) a supplemental opinion, in form and substance reasonably acceptable to Temple-Inland, from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”), (B) a Supplemental Ruling that such action will not result in Distribution Taxes, or (C) a written statement from Temple-Inland waiving the requirement to obtain a Supplemental Tax Opinion or Supplemental Ruling. Temple-Inland and Forestar hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.03(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.
          (d) Certain Guaranty Actions Following the Spin-Off. Guaranty agrees that, during the two (2) year period following the Spin-Off, Guaranty shall not (i) sell or otherwise transfer in a single transaction or series of transactions 50% or more of the gross or net assets of the active trade or business (for purposes of section 355(b) of the Code) or 50% or more of its consolidated gross or net assets (such percentages to be measured based on fair market values as of the date of the applicable Spin-Off); (ii) merge or consolidate Guaranty or any Guaranty Affiliate with any other entity, without regard to which party is the surviving entity except for intragroup mergers involving Guaranty affiliates that are wholly-owned within the group; (iii) transfer any assets in a transaction described in section 351 (other than a transfer to a corporation which files a United States federal consolidated Income Tax Return with Guaranty and which is wholly-owned, directly or indirectly, by Guaranty), section 721 (other than transfers in the ordinary course of business) or subparagraph (C) or (D) of section 368(a)(1) of the Code (other than a 368(a)(1)(C) or (D) reorganization between Guaranty affiliates that are wholly-owned within the group); (iv) issue stock of Guaranty or any Guaranty Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of

Treasury Regulations section 1.355-7(d)(8), or any successor provision thereto), or (v) facilitate or otherwise participate in any acquisition (whether solicited or unsolicited) of stock in Guaranty that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Guaranty; provided however, Guaranty shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (v) if, prior to taking such action, Guaranty obtains, at its own expense, (A) a Supplemental Tax Opinion, (B) a Supplemental Ruling that such action will not result in Distribution Taxes, or (C) a written statement from Temple-Inland waiving the requirement to obtain a Supplemental Tax Opinion or Supplemental Ruling. Temple-Inland and Guaranty hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.03(d), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.
          (e) Cooperation. The Parties agree that, at the request of the other Party, the Parties shall cooperate fully to seek to obtain, as expeditiously as possible, the Spin-Off Tax Opinion, any Supplemental Spin-Off Tax Opinion, any Supplemental Tax Opinion, the IRS Ruling, and/or any Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining the Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling, and/or Supplemental Ruling (including any power of attorney, Officer’s Certificate, IRS Ruling Documents, Supplemental Rulings Documents, and/or reasonably requested written representations confirming that (i) Temple-Inland, Forestar or Guaranty, as the case may be, has read the Officer’s Certificate, IRS Ruling Documents, and/or Supplemental Ruling Documents, and (ii) all information and representations, if any, relating to Temple-Inland (or any Temple-Inland Affiliate), Forestar (or any Forestar Affiliate), or Guaranty (or any Guaranty Affiliate) as the case may be, contained in the Officer’s Certificate, IRS Ruling Documents, and/or Supplemental Ruling Documents are true, correct and complete in all material respects).
     4.04. Allocation of Tax Assets.
          (a) In General. In connection with the Spin-Off, Temple-Inland, Forestar and Guaranty shall cooperate in determining the allocation of any Tax Assets among Temple-Inland, each Temple-Inland Affiliate, Forestar, each Forestar Affiliate, Guaranty, and each Guaranty Affiliate. The allocations will be made in accordance with applicable tax laws. The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that created such Tax Assets. If any federal, state or other alternative minimum tax credit carryforwards attributable to any Pre-Distribution Period are initially allocated or subsequently reallocated, pursuant to a Final Determination (together “Allocated Credit Carryforwards”), to Forestar, a Forestar Affiliate, Guaranty, or a Guaranty Affiliate, then Forestar and Guaranty, as applicable, shall pay to Temple-Inland (i) the amount of the Tax Benefit to Forestar (or any Forestar Affiliate) or Guaranty (or any Guaranty Affiliate), as the case may be, of such Allocated Credit Carryforwards or (ii) the amount of the Tax Detriment to Temple-Inland of such Allocated Credit Carryforwards, whichever occurs earlier. These payments will continue until Temple-Inland fully recovers such Allocated Credit Carryforwards.

          (b) Earnings and Profits. Temple-Inland will advise Forestar and Guaranty in writing of the decrease in Temple-Inland earnings and profits attributable to the Spin-Off under section 312(h) of the Code on or before the first anniversary of the relevant Distribution Date; provided, however, that Temple-Inland shall provide Forestar and Guaranty with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Forestar and Guaranty. Any reasonable third party cost incurred after the Spin-Off in connection with determining the earnings and profits attributable to the Spin-Off shall be allocated among Temple-Inland, Forestar and Guaranty consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement.
Section 5. Indemnification.
     5.01. Temple-Inland Indemnity. Temple-Inland shall indemnify Forestar, each Forestar Affiliate, Guaranty, each Guaranty Affiliate and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Temple-Inland or any Temple-Inland Affiliate is liable under this Agreement and any loss, cost, damage, fine, penalty, or other expense of any kind, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Temple-Inland, any Temple-Inland Affiliate or any director, officer or employee to make any payment required to be made under this Agreement or from the failure of Temple-Inland, any Temple-Inland Affiliate or any director, officer or employee to provide complete and accurate information in connection with the preparation of any tax return. Temple-Inland shall further indemnify Guaranty, each Guaranty Affiliate and their respective directors, officers and employees, and hold them harmless from and against state Income Taxes resulting from a Final Determination that Internal Distribution 2 and External Distribution 2 fail to satisfy the requirements of section 355(b) of the Code as in effect on May 16, 2006, including any losses, damages, or other expenses that are attributable to such failure, subject to the following limitation. Guaranty, Guaranty’s Affiliates, and the respective directors, officers and employees have made covenants, provided information and made representations related to tax matters in this Agreement, the Officer’s Certificate, Spin-Off Tax Opinion, IRS Ruling Documents and other opinions as to the tax effect of an aspect of the Plan of Separation. To the extent any Taxes, losses, damages, costs or expenses of any kind result from an indemnified Person’s breach of any of those covenants or failure to provide true, correct, and complete information, Temple-Inland shall not be responsible under the indemnities in this Section 5.01 and shall not indemnify any Person for those Taxes, losses, damages, costs or expenses, provided that for the purpose of this section only, statements as to future intention shall not be the basis for a failure of a representation or the basis for a claim of providing untrue, incorrect or incomplete information unless the statement was intentionally misleading or made in bad faith.
     5.02. Forestar Indemnity. Forestar and each Forestar Affiliate shall jointly and severally indemnify Temple-Inland, each Temple-Inland Affiliate, Guaranty, each Guaranty Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Forestar or any Forestar Affiliate is liable under this Agreement and any loss, cost, damage, fine, penalty, or other expense of any kind, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Forestar, any Forestar Affiliate or any director, officer or employee to make any payment required to be made under this Agreement or from the failure of Forestar, any Forestar Affiliate or any director, officer or employee to provide complete and accurate information in connection with the preparation of any tax return.
     5.03 Guaranty Indemnity. Guaranty and each Guaranty Affiliate shall jointly and severally indemnify Temple-Inland, each Temple-Inland Affiliate, Forestar, each Forestar affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Guaranty or any Guaranty Affiliate is liable under this Agreement and any loss, cost, damage, fine, penalty, or other expense of any kind, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Guaranty, any Guaranty Affiliate or any director, officer or employee to make any payment required to be made under this Agreement or from the failure of Guaranty, any Guaranty Affiliate, or any director, officer or employee to provide complete and accurate information in connection with the preparation of any tax return.
Section 6. Payments.
     6.01. Estimated Tax Payments. Estimated tax payments attributable to Pre-Distribution Periods will be made in accordance with past Temple-Inland practices and the Temple-Inland Inc. Tax Allocation Policy. For Post-Distribution Periods, Temple-Inland, Forestar, and Guaranty will each be responsible for payment of their respective estimated tax payments.
     6.02. True-Up Payments. Not later than thirty (30) Business Days after the filing of a Consolidated or Combined Tax Return (i) Forestar shall pay to Temple-Inland, or Temple-Inland shall pay to Forestar, as appropriate, an amount equal to the difference, if any, between the Tax liability of Forestar and the aggregate amount paid by Forestar with respect to such period under Section 6.01 and (ii) Guaranty shall pay to Temple-Inland, or Temple-Inland shall pay to Guaranty, as appropriate, an amount equal to the difference, if any, between the Tax liability of Guaranty and the aggregate amount paid by Guaranty with respect to such period under Section 6.01
     6.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund or credit of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Tax liability of Forestar or Tax liability of Guaranty, Temple-Inland shall prepare a revised pro forma Tax Return in accordance with Section 2.01(a) for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Forestar and/or Guaranty shall pay to Temple-Inland, or Temple-Inland shall pay to Forestar and/or Guaranty, as appropriate, an amount equal to the difference, if any, between the Tax liability of Forestar or Tax liability of Guaranty reflected on such revised pro forma Tax Return and the Tax liability of Forestar or Tax liability of Guaranty for such period as originally computed pursuant to this Agreement.

     6.04. Payments of Refunds and Credits. If one Party receives a refund or credit of any Tax to which the other Party is entitled pursuant to Section 3.05, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit pursuant to Section 6.05.
     6.05. Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 6.05.
          (a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.
          (b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments of After Tax Amounts pursuant to Section 6.05(d), and (ii) payments of interest pursuant to Section 6.05(e)) shall be treated for all Tax purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Spin-Offs and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.
          (c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.
          (d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.05(e)) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.05(e) on the amount of such Tax from the date such Tax accrues with respect to the receipt of such payment through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.
          (e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the Prime Rate plus two percent (2%) (or the maximum legal rate whichever is lower). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

          (f) Procedures. Any claim for indemnification under this Section 6 shall be governed by, and be subject to, the provisions of Article VII of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement.
Section 7. Tax Proceedings.
     7.01. In General. Except as otherwise provided in this Agreement, the Party responsible for preparing and filing a Tax Return pursuant to Section 2 (the “Filing Party”) shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Temple-Inland, any Temple-Inland Affiliate, Forestar, any Forestar Affiliate, Guaranty or any Guaranty Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.
     7.02. Participation of non-Filing Party. Except as otherwise provided in this Agreement, the non-Filing Party shall, if requested, be kept reasonably informed on the status of any Audit involving a Sole Responsibility Item or a Joint Responsibility Item. The Filing Party shall not (i) settle any Audit it controls concerning any such Sole Responsibility Item if such Item is more than $200,000 or (ii) settle any Audit it controls concerning any such Joint Responsibility Item, in each case without the prior written consent of the non-Filing Party, and such consent shall not be unreasonably withheld.
     7.03. Notice. Within thirty (30) days after a Party becomes aware of the existence of a Tax issue that is reasonably expected to give rise to an indemnification obligation under this Agreement, such Party shall give notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 8.06 to the contrary, if a Party to this Agreement fails to provide the other Party notice as required by this Section 7.03, and the failure results in a detriment to the other Party then any amount which the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.
     7.04. Control of Distribution Tax Proceedings. Forestar or Guaranty may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b) or (c), as the case may be, that might arise in such Audit and can demonstrate to the reasonable satisfaction of Temple-Inland that it can satisfy its liability for any such Distribution Taxes.

Section 8. Miscellaneous.
     8.01. Cooperation and Exchange of Information.
          (a) Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party for information, data files and materials not otherwise available to the requesting Party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:
               (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (collectively, “Tax Material”), provided, however, that no such retention obligation shall exist to the extent such Tax Material has previously been provided from one Party to the other Party;
               (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Temple-Inland Group, the Forestar Group, or the Guaranty Group including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied; and
               (iii) the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.
               (iv) the sharing of information to enable each Party to timely fulfill its reporting requirements pursuant to Treasury Regulations sections 1.355-5 and 1.368-3.
          (b) Retention of Records.
               (i) Temple-Inland, or any Temple-Inland Affiliate, that is in possession of documentation relating to Forestar, or any Forestar Affiliate, Guaranty, or any Guaranty Affiliate, including books, records, Tax Returns and all supporting schedules and information relating thereto that has not been previously provided to Forestar or Guaranty by Temple-Inland (the “Forestar Business Records” or “Guaranty Business Records”), and Forestar, or any Forestar Affiliate, and Guaranty, or any Guaranty Affiliate, that is in possession of documentation relating to the Temple-Inland, or any Temple-Inland Affiliate, including books, records, Tax Returns and all supporting schedules and information relating thereto that has not been previously provided to Temple-Inland by Forestar or Guaranty (the “Temple-Inland Business Records”), shall each retain such Forestar Business Records, Guaranty Business Records or Temple-Inland Business Records (i) for a period of seven (7) years following the Forestar and Guaranty Distribution

Dates or (ii) until the expiration of the applicable statute of limitations, whichever is longer. Thereafter, (i) if Temple-Inland wishes to dispose of Forestar or Guaranty Business Records in its possession, Temple-Inland shall provide written notice to Forestar or Guaranty describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and Forestar or Guaranty may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period; and (ii) if Forestar or Guaranty wishes to dispose of Temple-Inland Business Records in its possession, Forestar or Guaranty shall provide written notice to Temple-Inland describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and Temple-Inland may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.
               (ii) Forestar, or any Forestar Affiliate, that is in possession of Guaranty Business Records that have not been previously provided to Guaranty by Forestar, and Guaranty, or any Guaranty Affiliate, that is in possession of Forestar Business Records that have not been previously provided to Forestar by Guaranty shall each retain such Guaranty Business Records or Forestar Business Records (i) for a period of seven (7) years following the Forestar and Guaranty Distribution Dates or (ii) until the expiration of the applicable statute of limitations, whichever is longer. Thereafter, (i) if Forestar wishes to dispose of Guaranty Business Records in its possession, Forestar shall provide written notice to Guaranty describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and Guaranty may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period; and (ii) if Guaranty wishes to dispose of Forestar Business Records in its possession, Guaranty shall provide written notice to Forestar describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and Forestar may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period
     8.02. Dispute Resolution. In the event that any of the Parties disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the disagreement shall be resolved in accordance with Article IX of the Separation Agreement provided however that the provisions in section 9.12 of the Separation Agreement shall not apply. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 8.02 shall not be applicable to any disagreement between the Parties relating to federal Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.
     8.03. Complete Agreement; Construction. This Agreement, including the Appendix, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. This Agreement supersedes any prior tax matters agreements between Temple-Inland (or any Temple-Inland Affiliate), Forestar (or any Forestar Affiliate) and/or Guaranty (or any Guaranty Affiliate) and such prior tax matters agreements shall have no further force and effect. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of the Appendix, the terms and conditions of such Appendix shall control. In the event of any conflict between the terms and conditions of this

Agreement and the terms and conditions of the Separation Agreement or any other Ancillary Agreement, the terms and conditions of this Agreement shall control.
     8.04. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.
     8.05. Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
     8.06. Notices. All notices, requests, claims, demands and other communications under this Agreement, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.06):

To Temple-Inland:

Temple-Inland Inc.
1300 Mopac Expressway South
Austin, TX 78746
[Attn: Morris Davis, General Counsel]

Facsimile: ( )

To Forestar:

Forestar Real Estate Group Inc.
[Address]
Attn: [To come]
Facsimile: ( )

To Guaranty:

Guaranty Financial Group Inc.

[Address]
Attn: [To come]
Facsimile: ( )
     8.07. Changes in Law.
          (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.
          (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
     8.08. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
     8.09. Amendments. Subject to the terms of Section 8.12, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
     8.10. Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement, if the surviving entity of such merger or the transferee of such Assets shall agree in writing in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.
     8.11. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
     8.12. Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including Section 5 (Indemnification) hereof) may be terminated and abandoned at any time prior to the Forestar Distribution Date or the Guaranty Distribution Date by and in the sole discretion of Temple-Inland without the approval of Forestar, Guaranty, or the stockholders of Temple-Inland. In the event of such termination, no Party shall have any liability to any other Party or any other Person. After the earlier of the Forestar Distribution Date or the Guaranty

Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.
     8.13. Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
     8.14. Interpretations. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     8.15. Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     8.16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws governing conflicts of laws, of the State of Texas.
     8.17. Consent to Jurisdiction. Subject to the provisions of this section 8.17, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the District Court of the State of Texas for Travis County, and (b) the United States District Court for the Western District of Texas, Austin Division (“the “Texas Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 8.02 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Texas Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Texas Courts with respect to any matters to which it has submitted to jurisdiction in this Section 8.17. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Texas Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     8.18. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 8.02 herein, (ii) provisional or temporary injunctive relief in accordance therewith in any Texas Court, and (iii) enforcement of any such award of an arbitral tribunal or a Texas Court in any court of the United States, or any other court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

     8.19. Waiver of Jury Trial. SUBJECT TO SECTIONS 8.02, 8.17 AND 8.18 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.19.
     8.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     8.21. Force Majeure. No Party (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
     8.22. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any person who takes an action, or cause or allow any member Affiliate to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Sections 5 and 6).
     8.23. Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

     8.24. Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
     8.25. Confidentiality. The Parties shall comply with the confidentiality provisions in Article VIII of the Separation Agreement.
     8.26. Affiliates. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the relevant Distribution Date.
     8.27. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     8.28. Effective Time. This Agreement shall be effective as of the Effective Time.
[Signature Pages Follow]

               IN WITNESS WHEREOF, the Parties caused this Tax Matters Agreement to be duly executed as of the day and year first above written.

TEMPLE-INLAND INC.

By:
Name:
Title:

FORESTAR REAL ESTATE GROUP INC.

By:
Name:
Title:

GUARANTY FINANCIAL GROUP INC.
By:
Name:
Title: